Exhibit 99.9

CEO Video Message Script (Post-Announcement)

Script to be used to record post-announcement CEO Video Message to all associates

•	Team, I hope that you and your families are safe and healthy.

•	Earlier this week, we announced that HD Supply has entered into a definitive agreement to be acquired by The Home Depot.

•	This strategic acquisition will allow us to accelerate on Our Path to Championship Growth and is a tremendous acknowledgement of the market leading business you have built and its endless potential going forward.

•	As I said in our press release, the Board and I believe a strategic acquisition with The Home Depot will create significant benefits for our customers, associates and shareholders; and, once the transaction is closed, we look forward to working together to deliver the safest, most dependable and innovative customer experience to the living space maintenance professional.

•	This transaction emerged quickly, and you probably have several questions regarding how we will continue to build our winning momentum and create distant #1 market leadership moving forward.

•	Until the completion of the transaction, which is subject to customary closing conditions and regulatory approvals, it is critical that we operate business as usual and continue to compete in our markets as a standalone, independent business.

•	During this time, we will work with The Home Depot to develop a plan to seamlessly combine the strengths of the teams with the intent of accelerating future winning momentum through an absolute focus on our unique end markets and specific customer needs.

•	I thought this quote from Arthur Blank, one of the founding members of The Home Depot, perfectly stated why we should rejoin The Home Depot Team: “Bernie and I founded The Home Depot with a special vision – to create a company that would keep alive the values that were important to us. Values like respect among all people, excellent customer service and giving back to communities and society.”

•	We will rapidly work through the details over the next several weeks before close as we prepare to rejoin The Home Depot and accelerate execution on Our Path to Championship Growth.

Most importantly, please re-up your vigilance to keep yourself, your family, your fellow associates, our customers and our communities safe as continue navigating the COVID-19 pandemic and concurrently create the absolute best customer experience.

CEO Video Message Script (Post-Announcement)

Script to be used to record post-announcement CEO Video Message to all associates

•	I wish you and yours the best of everything as we enter this holiday season and I am truly excited about this next winning chapter for our team!

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Additional Information

Under the terms of the acquisition agreement, Coronado Acquisition Sub Inc., a subsidiary of The Home Depot, Inc., will commence a cash tender offer to purchase all of the outstanding shares of the Company’s common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of the Company or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Coronado Acquisition Sub Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by the Company, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on the Company’s internet website at https://ir.hdsupply.com/investors.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition , reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many Company stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Coronado Acquisition Sub Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.